Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Clean Energy Fuels Corp.:

We consent to the use of our report incorporated by reference herein and to the reference to our firm under the heading ‘Experts’ in the prospectus.

Our report dated March 9, 2021 refers to a change in the Company’s method of accounting for leases in fiscal 2019 due to the adoption of the Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) Topic 842, Leases.

/s/ KPMG LLP

Irvine, California

May 10, 2021